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(BW)(GLOBAL-TECH)(GAI) Global-Tech Appliances Completes Acquisition of a
Majority Stake in Lite Array and Implements Plans to Market Flat-Panel Displays

     Business Editors

     HONG KONG--(BUSINESS WIRE)--Aug. 30, 2001--Global-Tech Appliances Inc. (NYSE: GAI) today announced that it has completed the acquisition of approximately 77% (72% on a fully diluted basis) of the outstanding common stock of Lite Array, Inc.
     Lite Array is a California-based company that has been extensively involved in the research, development and pre-production of inorganic and organic solid state flat-panel displays. It currently operates a joint venture manufacturing facility in China, where a proprietary U.S.-designed and built in-line production system for producing thin film electroluminescent (TFEL) displays has been installed.
     John C.K. Sham, President and Chief Executive Officer, said: "Since the acquisition of Lite Array was first announced, we have been allocating some of our operational resources to improving and upgrading its production systems, quality control procedures, procurement practices, as well as implementing other important functions necessary to accelerate its production process. We have made good progress in achieving many of our objectives and believe that Lite Array is on track to being able to produce quality displays for worldwide sales early next year."
     Mr. Sham continued, "Once Lite Array has achieved the desired level of production on the TFEL displays, Global-Tech intends to implement its plans to market these flat-panel displays worldwide. The sales of these unique displays, coupled with our plans to develop and market certain industrial devices incorporating such displays, should augment our growth and provide us with greater returns than our current appliance business."
     Mr. Sham concluded, "We are also pleased to report that Lite Array has successfully produced passive matrix organic light emitting diode (OLED) prototypes, which we believe will allow Global-Tech to explore new opportunities and product categories associated with this next generation of flat-panel displays."
     Global-Tech is an original designer, manufacturer, and marketer of a wide range of small household appliances in four primary product categories: kitchen appliances; garment care products; travel products and accessories; and floor care products. The Company's products are marketed by its customers under brand names such as Black & Decker(R), DeLonghi(R), Dirt Devil(R), Hamilton Beach(R), Krups(R), Morphy Richards(R), Moulinex(R), Mr. Coffee(R), Proctor-Silex(R), Sunbeam(R), and West Bend(R).
     Except for historical information, certain statements contained herein are forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Words such as "expects," "anticipates," "intends," "plans," "believes," "seeks," "estimates," or variations of such words and similar expressions are intended to identify such forward looking statements. These forward looking statements are subject to risks and uncertainties, including but not limited to, the impact of competitive products and pricing, product demand and market acceptance, new product development, reliance on key strategic alliances, availability and cost of raw materials, the timely and proper execution of certain business plans, currency fluctuations, uncertainties associated with investments, the regulatory environment, fluctuations in operating results and other risks detailed from time to time in the Company's filings with the Securities and Exchange Commission including its most recent Report on Form 20-F.


   --30--ac/ny*

   CONTACT:  Global-Tech USA, Inc.
             Brian Yuen, 212/683-3320

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                   http://www.businesswire.com/cnn/gai.shtml
                   -----------------------------------------

  KEYWORD:  INTERNATIONAL ASIA PACIFIC
  INDUSTRY KEYWORD:  COMPUTERS/ELECTRONICS MERGERS/ACQ
  SOURCE:  Global-Tech USA, Inc.

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